Exhibit 10.1

January 27, 2016

Dear Edward:

This letter will confirm our agreement (the “Agreement”) with respect to your employment as Chief Financial Officer (“CFO”) of the AMERI AND PARTNERS INC. (the “Company”), having its principal place of business at 100 Canal Pointe Boulevard, Suite 108, Princeton, New Jersey 08540. This letter will become effective when fully executed dated as of January 27, 2016 the “Effective Date”).

1.            Title and Job Duties.

(a)             Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Edward O’Donnell (“Employee”) as CFO reporting to CEO. In this capacity, Employee shall have the duties, authorities and responsibilities as CEO shall designate from time to time that are not inconsistent with the Employee’s position.

(b)             Employee accepts such employment and agrees, during the term of his or her employment, to devote his or her full business and professional time and energy to the Company. Employee agrees to carry out and abide by all lawful directions of CEO.

(c)             Without limiting the generality of the foregoing, the Employee shall not, without the written approval of CEO render services of a business or commercial nature on Employee’s own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his or her employment hereunder; provided that the foregoing shall not prevent the Employee from (i) serving on the boards of directors of non-profit organizations, Radbourne Property Group, Inc. and, with the prior written approval of the Board, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s passive personal investments, so long as such activities in the aggregate do not materially interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict.

2.            Salary and Additional Compensation.

(a)             Base Salary. The Company shall pay to the Employee an annual base salary of $ 175,000 (the “Base Salary”), less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures.

(b)             Discretionary Bonus. Employee shall be eligible to earn a discretionary bonus of up to $50,000 based upon the achievement of pre-established performance targets. Such bonus shall be paid, less applicable withholdings and deductions, within seventy-five (75) days of the end of the fiscal year in which such bonus was earned.

(c)             Stock Options. Employee shall be eligible to participate in any stock plan established by the Company, subject to approval of the Company’s Compensation Committee, and the terms and conditions of the Company’s 2015 Equity Incentive Award Plan.

Ameri and Partners Inc.
100 Canal Pointe Boulevard, Suite 108, Princeton, New Jersey - 08540

3.            Expenses. In accordance with Company policy, the Company promptly shall reimburse the Employee for all reasonable business expenses properly and reasonably incurred and paid by the Employee in the performance of his or her duties under this Agreement upon Employee’s presentment of detailed receipts in the form required by the Company’s policy.

4.            Benefits.

(a)             Vacation. The Employee shall be entitled to accrue 4 weeks of vacation per year, in accordance with the Company’s standard vacation policy extended to employees of the Company that would allow for the carry over of unused vacation from year to year.

(b)             Health Insurance and Other Plans. The Employee shall be eligible to participate in the Company’s medical and other employee benefit programs, if any, that are provided by the Company for its employees generally, at levels commensurate with the Employee’s position, in accordance with the provisions of any such plans, as the same may be in effect from time to time.

5.            Term and Termination. The terms set forth in this Agreement will commence on the Effective Date and shall remain in effect until termination by either party. Either party may terminate the Employee’s employment on an at-will basis at any time and for any reason or no reason, upon written notice to the other party.

6.            Payments Upon Termination of Employment.

(a)           Should the Company terminate Employee’s employment without Cause (defined below) within six (6) months after a Change in Control (defined below), Employee shall be entitled to receive the following: (i) the Accrued Obligations (defined below), (ii) a severance payment in an amount equal to six (6) months of Employee’s Base Salary on the date of termination, to be paid upon execution of a general release that is no longer subject to revocation under applicable law, which shall be paid over a six month period in accordance with the Company’s standard payroll procedures, and (iii) immediate vesting of any Options to purchase shares of Company common stock that are scheduled to vest, pursuant to the Company’s Stock Option Grant Letter. All payments and benefits, including COBRA benefits, under this Section 6(a) shall be subject to Employee’s execution and delivery of a general release (that is no longer subject to revocation under applicable law) of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in the form attached hereto as Exhibit A (the “General Release”). The Company shall make payments and provide the benefits under this Section 6(a) commencing within sixty (60) days following the Termination Date, provided however, that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, the first payment shall be made in the second calendar year after Employee’s execution and delivery of the General Release (that is no longer subject to revocation under applicable law).

(b)             “Change of Control” of the Company means and includes each and all of the following occurrences:

(i)           The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or

(ii)           The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iii)           A change in the chief executive officer or composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i) or (ii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

(iv)           Notwithstanding the foregoing, the following events shall not constitute a “Change of Control”: (i) a mere reincorporation of the Company; (ii) a transaction undertaken for the sole purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction; or (iii) a transaction effected primarily for the purpose of financing of the Company with cash (as determined by the Board in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

(c)             “Cause” for termination shall mean that Employee (A) pleads “guilty” or “no contest” to or is indicted for or convicted of a felony under federal or state law or as a crime under federal or state law which involves Employee’s fraud or dishonesty; (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) materially fails to perform the responsibilities of his position; (D) engages in misconduct that causes material harm to the reputation of the Company; or (E) materially breaches any term of this Agreement or written policy of the Company; provided that for subsections (C) through (E), if the breach reasonably may be cured, Employee has been given at least thirty (30) days after Employee’s receipt of written notice of such breach from the Company to cure such breach. Whether or not such breach has been cured will be determined in the reasonable judgment of the Board.

(d)             “Accrued Obligations” includes the following amounts only: (i) his Base Salary accrued up to and including the date of termination or resignation, paid within thirty (30) days, (ii) accrued, unused vacation time, paid in accordance with the Company’s policies and applicable law, (iii) unreimbursed expenses, paid in accordance with this Agreement and the Company’s policies, and (iv) benefits under any Company benefit plan, paid pursuant to the terms of such benefit plan.

(e)             Section 409A.

(i)             Notwithstanding anything herein to the contrary, if at the time of Employee’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code (the “Code”), the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s separation from service would be considered deferred compensation subject to the twenty (20) percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one (1) day after the Employee’s separation from service, or (B) the Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6) month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed payments shall earn interest calculated at the prime rate of interest reported by The Wall Street Journal as of the Termination Date. The provisions of this Section shall apply only to the extent required to avoid Employee’s incurrence of any accelerated or additional tax under Section 409A of the Code.

(ii)           The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(iii)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A of the Code unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iv)          With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(v)           For purposes of Section 409A of the Code, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Employer.

7.            Confidentiality Agreement.

(a)             Employee understands that during the term of his or her employment with the Company, (s)he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company or its customers, vendors or other third parties, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Employee and others have collected, obtained or created, information pertaining to customers, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Employee agrees to observe all Company policies and procedures concerning such Confidential Information. Employee further agrees not to disclose or use, either during his or her employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that (s)he may disclose and use such information in the good faith performance of his or her duties for the Company. Employee’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his or her employment is terminated, until such information becomes generally available from public sources through no fault of Employee or any representative of Employee. Notwithstanding the foregoing, however, Employee shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that (s)he first notifies the Company of such subpoena, order or other requirement and such that the Company has the opportunity to obtain a protective order or other appropriate remedy.

(b)             During Employee’s employment, upon the Company’s request, or upon the termination of his or her employment for any reason, Employee will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, blackberries or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its customers, including all materials pertaining to Confidential Information developed by Employee or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his or her possession, custody or control.

8.            Assignment of Intellectual Property.

(a)             Employee will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him or her alone or with others at any time during his or her employment. Employee agrees that the Company owns any such Creations, conceived or made by Employee alone or with others at any time during his or her employment, and Employee hereby assigns and agrees to assign to the Company all moral or other rights (s)he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his or her employment with respect to Creations and derivatives of such Creations conceived or made during his or her employment with the Company. The Company and Employee understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his or her own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (i) relates in any way to the business or to the current or anticipated research or development of the Company or (ii) results in any way from his or her work at the Company.

(b)             In any jurisdiction in which moral rights cannot be assigned, Employee hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any country of the world that Employee may have in connection with the Creations, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit or other legal proceeding against the Company or any of its affiliates claiming that Employee’s moral rights have been violated.

(c)             Employee agrees to cooperate fully with the Company both during and after his or her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Employee further agrees that if the Company is unable, after reasonable effort, to secure Employee’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his or her agent and attorney-in-fact and Employee hereby irrevocably designates and appoints each officer of the Company as his or her agent and attorney-in-fact to execute any such papers on his or her behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

9.            Non-Competition; Non-Solicitation.

(a)             During Employee’s employment with the Company and for a period of twelve (12) months following the termination thereof, Employee shall not, directly or indirectly, on Employee’s own behalf or on behalf of any person, firm or corporation, or in any capacity whatsoever, solicit or accept business from any Customers of the Company or encourage any Customer not to do business with the Company.

(b)             Employee further agrees, for a period of twelve (12) months after termination of Employee’s employment with the Company, that Employee will not directly or indirectly hire, solicit or attempt to hire or solicit any employee of, or consultant to the Company, which employee or consultant had been rendering services to the Company at anytime within the twelve (12) month period immediately preceding the termination of Employee’s employment.

(c)             For purposes of this Agreement, the term “Customer(s)” shall mean any individual, corporation, partnership, limited liability company, business or other entity, whether for-profit or not-for-profit public, privately held, or owned by the United States government that is a business entity or individual with whom the Company has done business or with whom Employee has actively negotiated with during the twelve (12) month period preceding the termination of Employee’s employment.

(d)             Employee agrees that in the event a court determines the length of time, territory or activities prohibited under this Agreement are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.

10.           Representation and Warranty. The Employee represents and warrants to the Company that Employee is not subject to any agreement restricting his or her ability to enter into this Agreement and fully carry out his or her duties and responsibilities hereunder. The Employee hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including reasonable attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty.

11.           Notice. Any notice or other communication required or permitted to be given to any of the parties hereto shall be deemed to have been given if personally delivered, or if sent by nationally recognized overnight courier, and addressed as follows:

If to the Employee, to:

The address shown on the records of the Company.

If to the Company, to:

C/o Ameri and Partners Inc.
100 Canal Pointe Boulevard, Suite 108,
Princeton, New Jersey 08540

12.           Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

13.           Governing Law and Consent to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey without regard to the conflict of laws provisions thereof. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state or federal court in New Jersey over any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such New Jersey state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent legally possible, the defense of an inconvenient forum to the maintenance of such action or proceeding.

14.           Waiver. The waiver by any of the parties hereto of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

15.           Injunctive Relief. Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Sections 7, 8 or 9 would result in material irreparable injury to the goodwill of the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order and/or preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Section 7, 8 or 9 of this Agreement, in addition to all other remedies available at law or in equity.

16.           Assignment. This Agreement is a personal contract and the Employee may not sell, transfer, assign, pledge or hypothecate his or her rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of the Employee and his or her personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns.

17.           Entire Agreement. This Agreement (together with the Exhibits attached hereto) embodies all of the representations, warranties, and agreements between the parties hereto relating to the Employee’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the parties hereto relating to the Employee’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to the Employee’s employment. This Agreement may not be amended or modified except by a writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the date above.

AMERI AND PARTNERS INC.

By:	/s/ Giri Devanur
	Name:	Giri Devanur
	Title:	CEO

Agreed to and Accepted:

/s/ Edward O’Donnell
Edward O’Donnell

EXHIBIT A

AGREEMENT AND RELEASE

Agreement and Release (“Agreement”) executed this ___ day of ______, 20__, by and between Edward O’Donnell (“Employee”) with an address at ___________________ and AMERI AND PARTNERS INC., its parents, subsidiaries and affiliates (the “Company”) with an address at 100 Canal Pointe Blvd., Suite 108, Princeton, New Jersey 08540.

1.            Employee’s employment shall be terminated effective ________ (“Termination Date”). As of that date, Employee’s duties, responsibilities, office and title shall cease. Capitalized terms used without definition in this Agreement shall have the meanings set forth in the Employment Agreement by and between Employee and the Company, dated as of __________, 2016 (the “Employment Agreement”).

2.            If Employee’s employment terminates pursuant to Section 6(a) of the Employment Agreement, then the Company shall pay to Employee the payment set forth in Section 6(a) of the Employment Agreement. The Company shall commence payments within sixty (60) days following the Termination Date, provided however, that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, payment will begin to be made in the second calendar year after Employee’s execution and delivery of the General Release (that is no longer subject to revocation under applicable law).

3.            Employee agrees and acknowledges that the payments and/or benefits provided in Section 2 above exceed any payments and benefits to which Employee would otherwise be entitled under any policy, plan, and/or procedure of the Company absent his signing this Agreement. Employee acknowledges that he has been paid for work performed up to and including the Termination Date and for accrued but unused vacation.

4.            Employee shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider the terms and conditions of this Agreement. Employee may accept this Agreement at any time within the twenty-one (21) day period by executing it and returning it to the Chief Executive Officer (CEO”), Ameri and Partners Inc. 100 Canal Pointe Blvd., Suite 108, Princeton, New Jersey 08540, no later than 5:00 p.m. on the twenty-first (21st) day after Employee’s receipt of this Agreement. Thereafter, Employee will have seven (7) days to revoke this Agreement by stating his desire to do so in writing to the CEO the address listed above, and delivering it to the CEO no later than 5:00 p.m. on the seventh (7th) day following the date Employee signs this Agreement. The effective date of this Agreement shall be the eighth (8th) day following Employee’s signing of this Agreement (the “Release Effective Date”), provided the Employee does not revoke the Agreement during the revocation period. In the event Employee does not accept this Agreement as set forth above, or in the event Employee revokes this Agreement during the revocation period, this Agreement, including but not limited to the obligation of the Company and its subsidiaries and affiliates to provide the payment referred to in Section 2 above, shall automatically be deemed null and void.

5.            (a)            In consideration of the payment referred to in Section 2 above, Employee for himself and for his heirs, executors, and assigns (hereinafter collectively referred to as the “Releasors”), forever releases and discharges the Company and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its and their employee benefit and/or pension plans and funds, and any and all of its and their past or present officers, directors, stockholders, agents, trustees, administrators, employees and assigns (whether acting as agents for such entities or in their individual capacities), (hereinafter collectively referred to as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against the Releasees or any of them by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the Release Effective Date, except for the obligations of the Company under this Agreement.

(b)           Without limiting the generality of the foregoing subsection (a), this Agreement is intended to and shall release the Releasees from any and all claims arising out of Employee’s employment with Releasees and/or the termination of Employee’s employment, including but not limited to any claim(s) under or arising out of (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Americans with Disabilities Act, as amended; (iii) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (iv) the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (v) the New Jersey Law Against Discrimination; (vi) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (vii) the terms and conditions of Employee’s employment with the Company, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; and (viii) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like.

(c)            Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Employee from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law. Nevertheless, Employee understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in Sections 5(a) and (b), including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

6.            (a)            Employee agrees that he has not and will not engage in any conduct that is injurious to the Company’s or the Releasees’ reputation or interest, including but not limited to publicly disparaging (or inducing or encouraging others to publicly disparage) the Company or the Releasees.

(b)           Employee acknowledges that he has returned to the Company any and all originals and copies of documents, materials, records, credit cards, keys, building passes, computers, smartphones and other electronic devices or other items in his possession or control belonging to the Company or containing proprietary information relating to the Company.

(c)            Employee acknowledges that the terms of Section 7, Confidentiality Agreement; Section 8, Assignment of Intellectual Property and Section 9, Non-Solicitation and Non-Competition, of the Employment Agreement are incorporated herein by reference, and Employee agrees and acknowledges that he is bound by their terms.

7.            (a)            Employee will cooperate with the Company and/or its subsidiaries and affiliates and its/their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge.

(b)           Employee agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to Employee’s employment with the Company, he will give prompt notice of such request to the CEO, and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

8.            The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by Employee to any person or entity without the prior written consent of the CEO, except if required by law, and to Employee’s accountants, attorneys, and spouse, provided that they agree to maintain the confidentiality of this Agreement. Employee further represents that he has not disclosed the terms and conditions of this Agreement to anyone other than his attorneys, accountants and spouse.

9.            The making of this Agreement is not intended, and shall not be construed, as an admission that the Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Employee.

10.            The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

11.            Employee acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) he has had an opportunity to consider fully the terms of this Agreement; (c) he has been advised by the Company in writing to consult with an attorney of his choosing in connection with this Agreement; (d) he fully understands the significance of all of the terms and conditions of this Agreement and he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (e) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

12.            This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

13.            If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that the release and covenants provided for by Section 6 above is illegal, void, or unenforceable, Employee agrees to execute a release, waiver and/or covenant with substantially similar provisions that is legal and enforceable. Finally, any breach of the terms of Sections 6, 7 and/or 8 above shall constitute a material breach of this Agreement as to which the Company may seek appropriate relief in a court of competent jurisdiction.

14.            This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof. Actions to enforce the terms of this Agreement, or that relate to Employee’s employment with the Company shall be submitted to the exclusive jurisdiction of any state or federal court sitting in the State of New York.

15.            This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument of this Agreement.

16.            This Agreement (including any exhibits attached hereto) constitutes the complete understanding between the parties with respect to the termination of the Employee’s employment at the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto.

Dated:
EDWARD O’DONNELL

AMERI AND PARTNERS INC.

By:		Date:
Name:
Title: